                                                                   EXHIBIT 10.39

                                   SUBLEASE

          THIS SUBLEASE (the "Sublease") is made as of July 29, 1999, by CANON COMPUTER SYSTEM, INC., a California corporation (the "Sublandlord") and THE KEITH COMPANIES, INC., a California corporation ("the Subtenant").

          BACKGROUND:

          A. ASP SCRIPPS, LLC, a California limited liability company as Landlord ("Landlord"), and Sublandlord, as Tenant, have entered into that certain Lease dated as of May 21, 1993, as amended, (the "Prime Lease"), regarding certain premises ("Prime Lease Premises") in the building known as 2955 Red Hill Avenue, Costa Mesa, California 92626 (the "Building"), all as described in the Prime Lease.

          B. Sublandlord and Subtenant have agreed to enter into a sublease for 32,994 rentable square feet of the Prime Lease Premises on the Second Floor of the Building as described on attached Exhibit A ("Sublease Premises"), upon the terms and conditions set forth below.

          AGREEMENT:

               1. Sublease. Subtenant agrees to sublease from Sublandlord, and Sublandlord agrees to sublease to Subtenant, the Sublease Premises upon the terms and conditions set forth below.

               2. Sublease Term. The term of this Sublease ("Sublease Term") will commence on August 1, 1999 (the "Commencement Date"), and will continue until October 30, 2003.

               3. Use. Subtenant shall use the Sublease Premises for general office and other permitted purposes under the Prime Lease, and for no other purpose.

               4. "As Is" Sublease; Alterations; Construction Allowance. Subtenant agrees to accept the Sublease Premises in "as is" condition, "with all faults". Sublandlord and Subtenant acknowledge that Subtenant is currently occupying the Sublease Premises pursuant to a lease between Subtenant and Landlord set to expire July 31, 1999. Subtenant shall be responsible for the installation and cost of any and all improvements, alterations or other work (the "Subtenant Improvements") required in order to accommodate Subtenant's use of the Subleased Premises or required on or to the Sublease Premises by the Americans With Disabilities Act of 1990 or any other applicable law, rule or regulation as a result of Subtenant's use of the Sublease Premises. Subtenant shall directly employ the general contractor and shall oversee the construction of the Subtenant Improvements.

     Prior to the commencement of construction of the Subtenant Improvements, Subtenant shall secure the written approval of the plans for the Subtenant Improvements from both Landlord and Sublandlord, which consent shall not be unreasonably withheld or delayed by either Landlord or Sublandlord. All construction work, including the selection of the space planner, general contractor and subcontractors, shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld or delayed. Subtenant shall make or install no other improvements, alterations or work on or to the Sublease Premises or on or to the property and/or Building of which the Sublease Premises are a part without the prior written consent of Sublandlord and Landlord, which consent shall withheld by either Landlord or Sublandlord in the reasonable discretion of Landlord or Sublandlord; provided, however, that Subtenant may make any nonstructural improvement costing less than Fifty Thousand Dollars ($50,000.00) and no consent shall be required, but Subtenant shall give Sublandlord and Landlord at least twenty (20) days prior written notice of Subtenant's intention to make any such improvement, which notice shall include a reasonable description of the improvement, including marked floor plans where appropriate.

     Sublandlord shall provide Subtenant with a tenant improvement allowance (the "Tenant improvement Allowance") a maximum of $164,970.00 as a contribution towards the costs incurred by Subtenant in the completion of the build out of the Sublease Premises. Subtenant shall be entitled to apply the Tenant Improvement Allowance toward reimbursement of its architectural fees, engineering and design fees, demolition costs, city permits and construction costs. The Tenant Improvement Allowance shall be disbursed by Sublandlord to Subtenant in accordance with the terms and schedule set forth on the Work Letter attached as Exhibit B to the First Amendment to Lease between Landlord and Sublandlord dated July 30, 1999. Sublandlord shall not be allowed to charge Subtenant for profit, overhead expenses, supervisory expenses, plan review fees or any similar charge in connection with the construction of the Subtenant Improvements, nor shall Subtenant be charged by Landlord for parking, elevator use, or staging areas required by Subtenant's contractor or subcontractors for completion of the Subtenant Improvements. Within fifteen (15) business days after Sublandlord receives compensation or reimbursement from Landlord in accordance with Section 13.15(ii) of the Prime Lease, Sublandlord shall reimburse Subtenant for costs incurred by Subtenant to correct disintegrating and/or debonding floor fill for the Sublease Premises and the "Expansion Space II" pursuant to the provisions of Paragraph 14 below.

     5. Rent. Subtenant will pay monthly base rent ("Subrent") for the Sublease Premises in advance, without abatement, deduction or setoff, on the Commencement Date and on the first day of each calendar month thereafter during the Sublease Term, in accordance with the terms set forth on Exhibit B attached hereto (the "Subrent Schedule"). Subtenant will also pay, as additional rent, Subtenant's Proportionate Share of the Building and Subtenant's Proportionate Share of the Project (as defined below) of all other payments due the Landlord under the Prime Lease, including, without limitation, insurance, real estate taxes, and all other Project Operating Costs and Building Operating Costs (the "Triple Net Expenses"), as and when they shall become due in accordance with Section 3.2 of the Prime Lease. For purposes of this Sublease, "Subtenant's Proportionate Share of the Building" means the ratio of the rentable area (determined by Sublandlord's architect in accordance with BOMA standards) of the Sublease Premises to the rentable area of the Building, expressed as a percentage rounded to the second decimal point. "Subtenant's Proportionate Share of the Project" means the ratio of the rentable area (32,994 square feet) of the Sublease Premises to the rentable area of the Project, expressed as a percentage rounded to the second decimal point.

          6. Building Real Estate Taxes. In addition to Subtenant's obligation to pay Subtenant's share of Subtenant's Proportionate Share of real estate taxes, and in accordance with Section 3.2(a) of the Prime Lease, Subtenant agrees that it will pay to Sublandlord fifty percent (50%) of the increase in any real estate taxes which result from the sale or transfer of the Building or the Project (as defined in the Prime Lease) during the term of this Sublease.

          7. Parking. Subtenant shall be entitled to four (4) parking spaces for every 1000 rentable square feet of space subleased by Subtenant. All parking shall remain free of charge during the Sublease Term.

          8. Performance of Prime Lease by Subtenant. Except as otherwise set forth in this Sublease, Subtenant assumes and agrees to keep, obey and perform all of the terms, covenants and conditions of Sublandlord as Tenant under the Prime Lease with respect to the Sublease Premises, and except for Sections 13.17, 13.18, 13.19, and 13.21 of the Prime Lease, and as otherwise provided herein, shall enjoy all of the rights and privileges of Sublandlord under the Prime Lease.

          9. Subtenant's Rights as to Prime Landlord. Sublandlord shall not be liable for any nonperformance of or noncompliance with or breach or failure to observe any term, covenant or condition of the Prime Lease upon Landlord's part to be kept, observed, performed or complied with, or for any delay or interruption in Landlord's performing its obligations thereunder, provided that Sublandlord shall cooperate with Subtenant in assisting Subtenant in enforcing the terms of the Prime Lease, to the extent provided below. Sublandlord agrees to exercise commercially reasonable diligence in attempting to cause Landlord to perform its obligations under the Prime Lease for the benefit of Subtenant.

          10. Insurance; Waivers. Subtenant will, during the Sublease Term, continuously maintain commercial general liability insurance as required under the Prime Lease, which insurance policy shall name Sublandlord as an additional insured party, and a certificate thereof acceptable to Sublandlord shall be delivered to Sublandlord prior to the delivery of the Sublease Premises to Subtenant. Subtenant hereby agrees to indemnify and hold harmless Sublandlord from, and shall reimburse Sublandlord for, all costs and expenses, including reasonable attorneys' fees, incurred by Sublandlord in connection with the defense of all claims and demands of third persons, including but not limited to those for death, personal injuries, or property damage, arising out of any default of Subtenant in performing or observing any term, covenant, condition or provision of this Sublease, or out of the use or occupancy of the Sublease Premises by Subtenant, or out of any of the acts or omissions of the Subtenant, its agents, representatives, employees, customers, guests, invitees or other persons who are doing business with Subtenant or who are at the

Sublease Premises with Subtenant's consent. Subtenant, for itself and its insurers, hereby further expressly waives all claims against Sublandlord for any and all damages to persons or property caused by or resulting from any thing or circumstance, excepting any claims arising due to the willful misconduct of Sublandlord, its agents, representatives, employees, contractors or invitees.

          11. Assignment and Subletting. Subtenant shall be allowed to assign or sublease all or a part of the Sublease Premises subject to and in accordance with the terms set forth in Section 6.4 of the Prime Lease. In the event Subtenant assigns or sublets the Sublease Premises for a rental rate which exceeds the Subrent Schedule set forth on Schedule B, in accordance with the terms and conditions set forth in Section 6.4 of the Prime Lease Landlord and Sublandlord shall share equally any rental profit resulting from such further sublease.

               Subtenant may not, without the prior written consent of Sublandlord (which may be withheld in Sublandlord's sole discretion), allow any liens to be placed on this Sublease or the Sublease Premises, or suffer this Sublease or the Sublease Premises or any portion thereof to be attached or taken upon execution without posting a bond in the statutory amount required to remove the lien or otherwise providing adequate security to Sublandlord and Landlord if Subtenant disputes or contests the amount or validity of such lien. Sublandlord may assign its interest under this Sublease at any time, and in such case Sublandlord shall be released from any liability arising under this Sublease after the effective date of such assignment.

          12. Termination. This Sublease shall terminate at the end of the Sublease Term hereof. Subtenant will peacefully and quietly vacate and surrender the Sublease Premises to Sublandlord at the expiration of the Sublease Term, in the condition called for under the Prime Lease. The existence of this Sublease is dependent and conditioned upon the continued existence of the Prime Lease, and in the event of the cancellation or termination of the Prime Lease, this Sublease automatically shall be terminated, except to the extent provided in the Agreement of NonDisturbance and Attornment attached hereto, if any; provided, however, that this provision shall not be deemed to release Sublandlord of liability if the Prime Lease is canceled or terminated due to a default by Sublandlord as Tenant under the Prime Lease, which default did not result, in whole or in part, from a default by Subtenant under this Sublease. Sublandlord agrees not to amend, alter or modify any of the provisions of the Prime Lease affecting Subtenant, or to surrender the Prime Lease, without Subtenant's consent, which consent will not be unreasonably withheld or delayed. Sublandlord shall have no liability to Subtenant due to the termination of the Prime Lease by reason of any default by Subtenant under this Lease, or by reason of any condemnation or destruction of the Prime Lease Premises, unless such destruction is due to the gross negligence or willful misconduct of Sublandlord, its agents, representatives, employees, contractors or invitees. In accordance with the terms set forth in the Prime Lease, in the event Subtenant fails to surrender possession of the Sublease Premises at the end of the Sublease Term, Subtenant shall at Sublandlord's option, be deemed to occupy the Sublease Premises as a tenant from month to month, which tenancy may be terminated by one month's written notice. During such tenancy, Subtenant agrees to pay to Sublandlord, monthly in advance, an amount equal to 200% of all Subrent (based on the Subrent and Subtenant's pro rata share of Operating Costs payable for the last month of the Sublease Term, together with all other amounts payable by Subtenant to Sublandlord under this Sublease), and to be bound by all of the terms, covenants and conditions herein specified.

          13. Default. If Subtenant defaults in its obligations under this Sublease, Sublandlord shall have all of the same rights and remedies against Subtenant as would be available to the Landlord against Sublandlord if Sublandlord were in default under the Prime Lease, as fully as if such rights and remedies were set forth in this Sublease.

          14. Future Expansion Rights. Subtenant acknowledges that Landlord has granted Sublandlord an option to expand (the "Option to Expand") onto the first floor of Building (the "Expansion Space II") in accordance with Section 13.16 of the Prime Lease. In the event that Sublandlord exercises the Option to Expand but does not intend to occupy the Expansion Space II, Sublandlord shall notify Subtenant as soon thereafter as is practicable and in no event later that one hundred twenty (120) days prior to Landlord's projected availability date for Expansion Space II of its intention not to occupy the Expansion Space II and Subtenant agrees to enter into a sublease (the "First Floor Sublease") with Sublandlord for the entire Expansion Space II. The terms and conditions of the First Floor Sublease shall be substantially the same as this Sublease, including, without limitation, the identical base rent per square foot and scheduled rent increases as set forth in Exhibit B attached hereto. In the event that Landlord agrees to provide Sublandlord with a Tenant Improvement Allowance for the Expansion Space 11, and Sublandlord agrees to pass through any Tenant Improvement Allowance it receives from the Landlord directly to Subtenant up to an amount equal to $0.098 cents per Subleased square foot multiplied by the term (measured in number of months) of the First Floor Sublease. Other than the obligation to enter into the First Floor Sublease as provided above, Subtenant shall have no rights or obligations with respect to the Expansion Space H. Subtenant further acknowledges that the commencement date for the First Floor Sublease shall be some time during the period between September 27, 2000 and September 26, 2001 as designated by the Sublandlord; provided, however, that the First Floor Sublease shall commence only after Sublandlord. has exercised the Option to Expand and notified Subtenant in writing of Subtenant's obligation to enter into the First Floor Sublease.

          15. Notices. Any notice or demand permitted or required hereunder shall be deemed given or made if, and shall not be deemed to have been given or made unless, it is in writing and deposited in the United States mails certified, return receipt requested, postage prepaid, addressed as follows:

      If to Sublandlord:                 Canon Computer Systems, Inc.
                                         2995 Redhill Avenue
                                         Costa Mesa, California 92626
                                         Attn: General Counsel

      With a copy to:                    Dorsey & Whitney LLP
                                         37017 1h Street, Suite 4400
                                         Denver, Colorado 80202
                                         Attn: Kevin P. Hein, Esq.

      If to Subtenant:                   2955 Redhill Avenue
                                         Costa Mesa, California 92626

      With a copy to:                    Rutan & Tucker, LLP
                                         611 Anton Boulevard
                                         Suite 1400
                                         Costa Mesa, California 92626
                                         Attn: Adam N. Volkert, Esq.

The foregoing addresses may be changed from time to time by notice as above provided, which change shall be effective 10 days after notice is given.

          16. Security Deposit; Submission of Subtenant's Financials. Upon execution of this Sublease, Subtenant shall pay to Sublandlord the first month's Subrent and a security deposit equal to the last month's Subrent. Within five business days of the execution of this Sublease, Subtenant shall submit current audited financials for review by Landlord and Sublandlord. In the event that Subtenant enters into the First Floor Sublease, upon execution of the First Floor Sublease Subtenant shall pay to Sublandlord an additional security deposit equal to $41,212.50.

          17. Directory Board Listing. Subject to Landlord's prior approval, as provided in the Prime Lease, Subtenant shall be allowed to place an appropriate listing in the Building directory board.

          18. Entire Agreement. This Sublease contains the entire agreement between Sublandlord and Subtenant regarding the Sublease Premises. Subtenant agrees that it has not relied on any statement, representation or warranty of any person except as set out in this Sublease. This Sublease may be modified only by an agreement in writing signed by Sublandlord and Subtenant. No surrender of the Sublease Premises, or of the remainder of the Sublease Term, will be valid unless accepted by Sublandlord in writing.

          19. Successors and Assigns. All provisions of this Sublease will be binding on and for the benefit of the successors and assigns of Sublandlord and Subtenant, except that no person or entity holding under or through Subtenant in violation of any provision of this Sublease will have any right or interest in this Sublease or the Sublease Premises.

          20. Commissions. Sublandlord shall pay any commissions due CB Richard Ellis, Inc. regarding this Sublease and the commission attributable to Expansion Space II upon the execution of the sublease for the first floor. Sublandlord and Subtenant shall each indemnify and hold the other harmless from and against any claims, losses, costs or liability arising from any other parties who may claim a brokerage commission as a result of the indemnifying party's actions or agreements in connection with this Sublease.

          21. Ground Floor Lease. The execution of this Sublease and Subtenant's obligations hereunder are expressly conditioned upon Subtenant entering into a lease with the Landlord for the ground floor of the Building (the "Ground Floor Lease"). If Subtenant and Landlord have not executed the Ground Floor Lease within forty-five (45) days after the mutual execution of this Sublease, Subtenant shall have the right to cancel this Sublease, all monies previously paid to Sublandlord shall be returned, and the parties shall have no further rights or obligations hereunder.

          The remainder of this page has been intentionally left blank

          EXECUTION:

          Sublandlord and Subtenant have executed this Sublease as of the date first stated above.

                                          SUBLANDLORD:

                                          CANNON COMPUTER SYSTEMS, INC., a
                                          California corporation



                                          By:   /s/ ^^ILLEGIBLE SIGNATURE ^^
                                              -----------------------------
                                          Its:  Vice President, Operations
                                              -----------------------------

                                          SUBTENANT:

                                          THE KEITH COMPANIES, INC.,
                                          a California corporation


                                          By:   /s/ ERIC C. NIELSEN
                                              -----------------------------
                                          Its:  President
                                              -----------------------------

                                   EXHIBIT A

                           Sublease Premises Drawing
                           -------------------------

                                   EXHIBIT B

                                Subrent Schedule
                                ----------------

 Months     Rate per RSF per Month, NNN   Monthly Subrent
---------   ---------------------------   ---------------
   1-12               $1.30               $42,892.20
  13-24               $1.35               $44,541.90
  25-36               $1.40               $46,191.60
  37-48               $1.45               $47,841.30
  49-51               $1.50               $49,491.00
